EMPLOYMENT AGREEMENT


    This is an Employment Agreement (the "Agreement") made effective as of April 1, 1995, between ASSEMBLY & MANUFACTURING SYSTEMS INC. (fka "Automation Tooling Systems Corp."), a California corporation having its principal place of business located at 2222 Shasta Way, Simi Valley, California 93065 ("EMPLOYER") and DOMINICK SAVO ("EMPLOYEE"),

Section 1.0 - Recitals

          1.1 EMPLOYEE has rendered services to EMPLOYER over a period of many months in various capacities, e.g. just prior to the recent sale of EMPLOYER, EMPLOYEE was general manager of EMPLOYER.

          l.2 EMPLOYEE represents that he has extensive experience and comprehensive knowledge of the business of EMPLOYER, Based upon EMPLOYEE'S representation regarding his experience and abilities, EMPLOYER has a compelling need for his continued association as executive, officer and director of EMPLOYER. To assure the continued association and services of EMPLOYEE, to retain and utilize his experience, skills, abilities, background and knowledge, and to facilitate long-range planning and growth of the business of EMPLOYER in an orderly and efficient manner, EMPLOYER is willing to continue to employ EMPLOYEE upon the terms and conditions set forth hereinafter.

          l.3 EMPLOYEE is willing to continue rendering services to EMPLOYER upon the terms and conditions set forth hereinafter.

          l.4 NOW, THEREFORE, in consideration of the foregoing recitals and of the promises aid conditions herein contained, the parties agree as set forth below.

Section 2.0 - Employment

          2.1 Powers and Duties. EMPLOYEE shall be employed by EMPLOYER with the following titles: president, chief executive officer and member of the board of directors of EMPLOYER. EMPLOYEE shall have powers and duties consistent with such positions including, but not limited to, those related to or involving the sales and marketing of all products of EMPLOYER within and without the United States, compliance with any strategic plan and approved budgetary allocations for EMPLOYER and the hiring and firing all employees of EMPLOYER.

          2.2 Term of Employment. The term of this Agreement and EMPLOYEE'S employment shall be two (2) years, unless sooner terminated as a result of the following: (i) retirement of the EMPLOYEE; (ii) death of EMPLOYEE; (iii) an Involuntary Termination pursuant to a Disabling Event under Section 6.1; (iv) an Employer Termination For Cause pursuant to
Section 6.2; (v) an Employer Termination For Cause pursuant to Section 6.3;
(vi) an Employer Termination Without Cause pursuant to Section 6.4 or (vii) a Voluntary Termination pursuant to Section 6.5. The initial and any subsequent term of this Agreement shall be automatically renewed for a period of one year unless EMPLOYEE notifies EMPLOYER, or EMPLOYER notifies EMPLOYEE, in writing at least 30 days prior' to expiration of the then current term of this Agreement that the Agreement shall not be renewed.

         2.3 Time to be Devoted to Employment. Except for annual vacations taken pursuant to Section 4.1 and absences due to temporary illness as contemplated by Section 4.2 during the employment term EMPLOYEE shall devote his full time and energy to the business of EMPLOYER. EMPLOYEE shall not be engaged in any other business activity which, in the reasonable judgment of the Board of Directors of EMPLOYER, conflicts with the duties of EMPLOYEE hereunder, whether or not such activity is pursued for gain, profit or other pecuniary advantage; provided, however, that EMPLOYEE may, without violating the provisions of this Section 2.3 own less than 5% of the outstanding capital stock of a company whose shares are actively traded on a public securities exchange or a public over-the-counter market.

Section 3.0 - Compensation of EMPLOYEE

         3.1 Annual Salary. As compensation for the services to be performed hereunder, EMPLOYEE shall receive a salary at the rate of One Hundred Twenty Thousand Dollars ($120,,000) per annum, payable in equal weekly installments ("Regular Compensation") which shall be adjusted semi annually for any change upward from the preceding semi-annual period in the cost-of-living index for the Los Angeles/Long Beach region as compiled by the United States Department of Labor (the "semi-annual COLA").

         3.2 Salary Reviews. In addition to the adjustments provided for in Section 3.1 EMPLOYEE shall receive annual merit reviews and such salary increases, if any, as may be determined by the non-employee members of the Board of Directors of EMPLOYER at its annual meeting.

         3.3 Salary Continuation During Disability. - If EMPLOYEE for any reason whatsoever suffers a Disabling Event (defined in Section 6.1) during the term of his employment, EMPLOYER agrees that, if EMPLOYEE is involuntarily terminated pursuant to Section 6.11 it will pay EMPLOYEE an amount equal to seventy percent (70%) of the Regular Compensation he is receiving at the time of occurrence of the Disabling Event, payable as set forth above. Such payment shall be increased semi-annually by COLA and shall continue for so long as EMPLOYEE is disabled and thereafter until the earlier of the following events occurs: (i) EMPLOYEE is rehired by EMPLOYER for a salary and executive position at least equal to his executive position and his Regular Compensation at the time of occurrence of the Disabling Event plus accrued semi-annual COLA, or (ii) the second anniversary date of the Disabling Event.

          3.4 Tax Withholding. EMPLOYER shall have the right to deduct or withhold, from any amounts of money due EMPLOYEE and/or his spouse, any and all sums required for federal income and Social Security taxes, together with all state and local taxes now applicable or that may be enacted and become applicable in the future.

          3.5  Incentive Compensation.

              3.5.1 In addition to Regular Compensation, EMPLOYEE shall be entitled to incentive compensation ("Incentive Compensation") from EMPLOYER, payable in a lump sum on or before thirty days (30) following each anniversary date of this Agreement, including its expiration date. EMPLOYER'S obligation to pay Incentive Compensation shall survive expiration of this Agreement.

              3.5.2 The amount of Incentive Compensation payable to EMPLOYEE shall be based on the following percentages of the Pretax Earnings (defined below) of EMPLOYER, determined as of each anniversary date of this Agreement, for the immediately preceding 12-month period:

                  3.5.2.1 If Pretax Earnings for the applicable 12-month period equal or exceed the Projected Pretax Earnings (defined below) for such 12-month period, EMPLOYEE shall receive Incentive Compensation equal to 20% of EMPLOYEE'S then current annual Regular Compensation, payable as aforesaid.

                  3.5.2.2 If Pretax Earnings for the applicable 12-month period exceed the Projected Pretax Earnings (defined below) for such 12-month period by 20% or more, EMPLOYEE shall receive additional Incentive Compensation (in addition to the Incentive Compensation payable under Section 3.5.2.1 above)] equal to 20% of EMPLOYEE'S then current annual Regular Compensation, payable as aforesaid.

              3.5.3 "Pretax Earnings" means the pretax earnings of the EMPLOYER in whatever form the businesses of EMPLOYER may be conducted [including, without limitation, as a subsidiary or subsidiaries, as a division or divisions, or as part of a subsidiary or division of any current or future parent of EMPLOYER, or any subsidiary or affiliate thereof (collectively, "Parent Company")], determined in accordance with generally accepted accounting principles consistently applied, except that solely for the purpose of such definition (i) no deduction shall be made for federal, state or local income or excise taxes;
(ii) no deduction shall be made for Parent Company head office or corporate charges, other than charges for specific necessary services supplied at fair market value; (iii) no deduction shall be made for amortization of goodwill;
(iv) no deduction for interest on funds advanced by the Parent Company shall be made for any fiscal period, other than interest (at not greater than the then fair market rate) on funds advanced by the Parent Company at the request of EMPLOYEE for operating capital; (v) a net loss incurred for any fiscal period shall not be carried back to offset earnings for any prior fiscal period, but it shall be carried forward to offset pretax earnings for subsequent fiscal periods until such net loss is depleted; (vi) no deduction shall be made for management fees paid by EMPLOYER to the Parent Company, provided that this clause shall not be deemed to prevent the deduction of head office or corporate charges subject to the limitation specified in clause (ii); and (vii) no deduction shall be made for any dividend or redemption payments.

          3.5.4 "Projected Pretax Earnings" means the Pretax Earnings projected in a EMPLOYER budget approved by EMPLOYEE and EMPLOYER.

               3.5.5 Past due Incentive Compensation shall earn interest at the rate of 10% per annum, compounded daily, until paid.

Section 4.0 - Employee Benefits

        4.1 Annual Vacation. EMPLOYEE shall be entitled to three (3) weeks vacation time each year without loss of compensation. If EMPLOYEE is unable for any reason to take the total amount of vacation time authorized herein during any year, he may elect to do either or both of the following: (i) accrue the unused time and add it to vacation time for the following year provided the number of vacation days accrued may not result in EMPLOYEE being entitled to more than four (4) weeks vacation time for that following year and/or (ii) receive a cash payment for all or such part thereof not accrued as aforesaid in an amount equal to the amount of Regular Compensation attributable to that period of time. If EMPLOYEE fails to make an election by notice to EMPLOYER prior to the end of such following year, he shall be deemed to have elected a cash payment as provided in clause (ii) above for all unused time, and EMPLOYER shall deliver the payment to EMPLOYEE within thirty (30) days following the end of such following year.

          4.2 Illness. EMPLOYEE shall be entitled to sick leave of one (1) day per month during the employment term. Sick leave may be accumulated or EMPLOYEE may receive a cash payment therefor in an amount equal to the amount of Regular Compensationa attributable to that period of time, such payment to be made according to the procedure for annual vacation time provided in
Section 4.1.

          4.3 Automobile Allowance. Within ten (10) days following the beginning of each month during the term of this Agreement, EMPLOYER shall pay EMPLOYEE the sum of Seven Hundred Dollars ($700.00) as an automobile allowance. Such sum shall be increased within thirty (30) days following the January 1 of each fourth calendar year during the term of EMPLOYEE'S employment to reflect the semi-annual COLA.

          4.4 Contributory Savings Plan. EMPLOYEE shall continue to be entitled to be a participant in any EMPLOYER savings plan established under
Section 401(k) of the Internal Revenue Code.

          4.5 Medical, Etc., Insurance Coverage. EMPLOYER agrees to include EMPLOYEE, and those of his children who qualify as EMPLOYEE'S dependents under Section 152 of the Internal Revenue Code, in the coverage of all of EMPLOYER'S medical, hospital, surgical, dental and other group health and accident insurance plan(s).

          4.6 Death Benefits. If EMPLOYEE should die during the employment term, EMPLOYER agrees to pay the premiums upon the health and dental insurance of EMPLOYER to which EMPLOYER'S dependents are then entitled to subscribe under the Consolidated omnibus Reconciliation Act of 1986 ("Cobra"); such premium payments by EMPLOYER shall continue for the extension period of thirty-six (36) months following the death of EMPLOYEE.

          4.7  Split Dollar Life Insurance.

                4.7.1 If at any time during the term of this Agreement the Pretax Earnings (as defined in Section 3.5.3) exceed the Projected Pretax Earnings (as defined in Section 3.5.4) by $50,000 or more, EMPLOYER shall obtain and maintain a whole-life or universal life insurance policy on the life of EMPLOYEE having a death benefit of Five Hundred Thousand Dollars ($500,000) payable to the beneficiary or beneficiaries designated by EMPLOYEE.

EMPLOYER further agrees to pay all premiums on the policy during EMPLOYEE'S employment term.

              4.7.2 Title and ownership of the policy shall reside in EMPLOYER for its use and for the use of EMPLOYEE all in accordance with this Agreement, EMPLOYER alone may, to the extent of its interest, exercise the right to borrow on the policy.

               4.7.3 EMPLOYEE (or his assignee) shall have the right and power to designate a beneficiary or beneficiaries to receive proceeds payable on his death and to elect and change a payment option for such beneficiaries, but subject always to any right or interest EMPLOYER may have in such proceeds as provided herein.

               4.7.4 Premiums shall be paid upon each premium due date specified by the policy. If either EMPLOYER fails to fulfill the obligation to pay premiums under this Section 4.7.4. EMPLOYEE may assume such obligation, in which event the rights of the parties hereunder shall be altered in the manner described in Section 4.7.8.

               4.7.5  Where premiums are paid in strict accordance with Section
4.7.4 or when EMPLOYEE'S death occurs before the end of the grace period for any premium in default, death proceeds of the policy shall be divided as follows: EMPLOYER shall be entitled to an amount equal to the policy's tabular cash value determined as of the date to which premiums are paid, plus any outstanding dividend accumulations or the cash value of any paid-up additions and any postmortem dividend, less any indebtedness to be determined as of the date of death, The beneficiaries designated by EMPLOYEE shall be entitled to the remainder of such proceeds. EMPLOYER and EMPLOYEE (or his assignee) shall share in any interest due on the death proceeds as their respective share of the proceeds bears to the total proceeds, excluding any such interest.

               4.7.6 Where there is a refund of unearned premium as provided in the contract of insurance, any refund shall be apportioned as follows:

                    4.7.6.1 Where EMPLOYEE (or his assignee) has contributed to the policy premium at the last required premium interval, the refund of unearned premiums shall be divided between EMPLOYER and EMPLOYEE (or his assignee) as their respective share of the premium payment obligation bears to the total required for such interval.

                    4.7.6.2 Where EMPLOYEE (or his assignee) has not contributed to the premium at the last required premium interval, the refund of unearned premium shall be refunded in total to EMPLOYER.

               4.7.7   When premiums are paid in strict accordance with Section
4.7.4 and where surrender occurs not later than sixty (60) days after due date of any premium in default, the net cash surrender value of the policy shall be distributed as follows: EMPLOYER shall be entitled to an amount equal to the policy's tabular cash value, plus any outstanding dividend accumulations or cash value of any paid-up additions, less any indebtedness against, the policy, such cash values, accumulations, and cash value of paid-up additions and indebtedness to be determined as of the date of surrender.

              4.7.8   Where premiums are not paid in strict accordance with
Section 4.7.4 death proceeds or net cash value of the policy shall be divided as follows:

                    4.7.8.1 If EMPLOYER pays less in the aggregate than its share of the premiums specified in Section 4.7.4. EMPLOYER'S share of death proceeds or of the net cash value of the policy on surrender shall be decreased within the limits of such proceeds or net cash value, as the case may be, by the total amount of such decreased premiums. EMPLOYER'S (or his assignees) designated beneficiary, in the event of death, and EMPLOYEE (or his assignee) in the event of surrender, shall be entitled to any remainder of proceeds or net cash value, as thecase may be.

                   4.7.8.2 If EMPLOYER pays more in the aggregate than the share of premiums specified in Section 4.7.4. EMPLOYER'S share of death proceeds or of the net cash value of the policy on surrender shall be increased within the limits of such proceeds or net cash value, as the case may be, by the total amount of such increased premiums to the extent that such increased share does not exceed the sum of EMPLOYERTS premiums paid, EMPLOYEE'S (or his assignees) designated beneficiary, in the event of death, and EMPLOYEE (or his assignee) in the event of surrender, shall be entitled to any remainder of proceeds or net cash value, as the case may be.

                 4.7.9 EMPLOYER'S share of death proceeds payable on EMPLOYEE'S death while the policy is in force under any of its nonforfeiture provisions shall be an amount equal to the excess, if any, of EMPLOYER'S share of the polices net cash value at the date of default in premium payment (such share determined in the manner prescribed in Sections 4.7.5 or 4.7.8 in relation to the facts presented) over any indebtedness against the policy at EMPLOYEE'S death. The designated beneficiary(s) shall be entitled to any remainder of such proceeds.

                   4.7.10 EMPLOYER'S share of the net cash value payable on surrender of the policy while it is in force under any of its non-forfeiture provisions shall be an amount equal to the lesser of the net cash value at date of surrender or (ii) the excess, if any, of EMPLOYER'S share of the policy's net cash value at the date of default in premium (such share determined in the manner prescribed in Sections 4.7.7, 4.7.8 or 4.7.9 in relation to the facts presented), over any indebtedness on the policy at the date of surrender, EMPLOYEE (or his assignee) shall be entitled to any remainder of such net cash value.

              4.7.11 If the policy contains a premium waiver provision, any premium waived shall be considered for all purposes of this Agreement as having been paid by EMPLOYER.

         4.8  Key-Man Insurance. In addition to the insurance required under
Section 4.7. EMPLOYER may, at its election and for its benefit, purchase "key-man" insurance insuring EMPLOYEE against accidental loss or death, EMPLOYEE shall submit to such physical examination and supply such information as may be required in connection therewith.

          4.9  Miscellaneous.

              4.9.1 It is understood and agreed that the services required by EMPLOYER will require EMPLOYEE to incur entertainment expenses during the employment term on behalf of EMPLOYER. EMPLOYER shall make available to EMPLOYEE sufficient funds for this purpose at such times as EMPLOYEE shall request. In each instance, EMPLOYEE shall furnish to EMPLOYER adequate records and other documentary evidence required by federal and state (or their equivalents) statutes and regulations for the substantiation of each such expenditure as an income tax deduction.

              4.9.2 During the employment term EMPLOYER shall pay all reasonable dues and fees necessary to maintain EMPLOYEE'S membership in such professional organizations as EMPLOYEE may reasonably select.

              4.9.3 In addition to the foregoing specifically provided benefits, EMPLOYEE shall be entitled to and shall receive during the employment term all other benefits and conditions of employment generally available to full-time salaried employees of EMPLOYER.

Section 5.0 - Business Expenses

          5.1 Use of Credit Card, All business expenses reasonably incurred by EMPLOYEE in promoting the business of EMPLOYER, including but not limited to expenditures for entertainment, gifts, and travel, shall be paid for, insofar as is, reasonably possible, by the use of credit cards in the name of an EMPLOYER and furnished to EMPLOYEE.

          5.2 Reimbursement of Other Business Expenses.

              5.2.l EMPLOYER shall promptly reimburse EMPLOYEE for all other reasonable business expenditures reasonably incurred by EMPLOYEE in connection with the business of EMPLOYER.

              5.2.2 Each such expenditure shall be reimbursable only if it is of a nature qualifying it as a proper deduction on the federal and state income tax return of the applicable EMPLOYER.

Section 6.0 - Termination of the Agreement

          6.1 Involuntary Termination. If EMPLOYEE for any reason whatsoever becomes permanently incapacitated or disabled so that he is mentally or physically incapable of performing the duties prescribed herein for a period of
(i) three (3) months or longer (defined as a "Disabling Event"), EMPLOYER may, at that time or at any time thereafter, at its option, terminate the employment of EMPLOYEE under this Agreement immediately upon giving him notice to that effect (such termination and (i) a termination by operation of clause (ii) of Section 2.2 being hereinafter called "Involuntary Termination"), An Involuntary Termination under this Section 6,1 (for a Disabling Event) shall be subject to the provisions of Section 3.3.

          6.2. EMPLOYER Termination f or cause EMPLOYER may, with the approval of its Boards of Directors, terminate the employment of EMPLOYEE hereunder at any time during the employment tern for "cause" (such termination being herein called a "EMPLOYER Termination for Cause") by giving EMPLOYEE written notice of such termination, which shall be effective no sooner than sixty (60) days after delivery of the notice to EMPLOYEE provided, however, that EMPLOYER may relieve EMPLOYEE from the obligation to perform his duties during such sixty (60) days after delivery of the notice. For the purposes of this Section 6.2. "cause" means (i) EMPLOYEE'S willful and substantial misconduct with respect to the business and affairs of EMPLOYER; (ii) the commission by EMPLOYEE of embezzlement, fraud, or other like crime involving money or other property of EMPLOYER; or (iii) EMPLOYEE'S material breach of an expressly stated material obligation under this Agreement; and (iv) EMPLOYEE'S failure to cure the same to EMPLOYER'S reasonable satisfaction within sixty (60) days after receiving notice from EMPLOYER specifying the grounds upon which EMPLOYER seeks to terminate the employment of EMPLOYEE.

          6.3 EMPLOYEE Termination For Cause. EMPLOYEE may terminate this Agreement at any time during the employment term for "cause" (such termination being, herein called an "EMPLOYEE Termination for Cause") by giving EMPLOYER notice of such termination which shall be effective no sooner than sixty (60) days after delivery of the notice to EMPLOYER provided, however, that EMPLOYER may relieve EMPLOYEE from the obligation to perform his duties during such sixty (60) days after delivery of the notice. For the purposes of this Section
6.3 "cause" means material breach by EMPLOYER of one or more of its obligations under this Agreement.

          6.4 EMPLOYER Termination Without Cause. EMPLOYER may, with the approval of its Board of Directors, terminate the employment of EMPLOYEE hereunder at any time during the employment term without "cause" (such termination being herein called an "EMPLOYER Termination Without Cause") by giving EMPLOYEE notice of such termination which shall be effective immediately upon delivery of the notice to EMPLOYEE.

          6.5 Voluntary Termination. Any termination of the employment of EMPLOYEE otherwise than as a result of an Involuntary Termination, an EMPLOYER Termination For Cause, an EMPLOYER Termination Without Cause or an EMPLOYEE Termination For Cause shall be deemed to be a "Voluntary Termination", A Voluntary Termination shall be effective as specified in a written notice of termination provided, however, that EMPLOYER may relieve EMPLOYEE of the obligation to perform his duties after the delivery of the written notice of termination.

          6.6  Effect of Termination of EMPLOYEE'S Employment.

               6.6.1 Upon the termination of EMPLOYEE'S employment hereunder pursuant to a Voluntary Termination or an EMPLOYER Termination For Cause, neither EMPLOYEE nor his beneficiary(s) or estate shall have any surviving rights or claims against any of EMPLOYER except to receive promptly upon such termination: (i) any unpaid portion of EMPLOYEE'S Regular compensation provided for in Section 3.1 and Incentive Compensation provided for in Section
3.5 computed on a pro rata basis to the date of termination; (ii) reimbursement for any expenses for which EMPLOYEE is entitled to reimbursement under this Agreement and for, which he shall not have received payment; (iii) payment for any unused annual vacation time and sick leave for which EMPLOYEE has not been compensated as of the date of termination; (iv) all employee benefits vested in EMPLOYEE and/or his dependents, including, without limitation, the benefits specified in Section 7.2 and (v) in the case of an EMPLOYER Termination for Cause only, payment of an amount equal to the lesser of (x) three (3) months' of EMPLOYEE'S Regular Compensation or (y) Employee's Regular Compensation for the remainder of the term of the Agreement, in, each case computed at the rate in effect on the date of such termination and in each case payable in equal weekly installments.

               6.6.2 Upon the termination of EMPLOYEE'S employment hereunder pursuant to an Involuntary Termination, neither EMPLOYEE nor his beneficiary(s) or estate shall have any surviving rights or claims against EMPLOYER except to receive promptly upon such termination: (i) payments and benefits specified in
Section 6.6.1 and 7.2; (ii) if such Involuntary Termination is due to a Disabling Event, payments pursuant to Section 3.3; and (iii) if such Involuntary Termination is due to the death of EMPLOYEE, payment of all death benefits provided under Sections 4.6 and 4.7.

              6.6.3 Upon the termination of EMPLOYEE'S employment under this Agreement pursuant to an EMPLOYER Termination Without Cause or an EMPLOYEE Termination For Cause, neither EMPLOYEE nor his beneficiary(s) or estate shall have any surviving rights or claims against EMPLOYER except benefits specified in Sections 6.6.1 and 7.2; (ii) payment of an to receive promptly upon such termination: (i) payments and amount equal to the greater of (x) six (6) months' of EMPLOYEE'S Regular Compensation or (y) Employee's Regular Compensation for the remainder of the term of the Agreement, in each case computed at the rate in effect on the date of such termination and in each case payable in equal weekly installments; (iii) payment of the premium payments due upon the health and dental insurance for the entire period to which EMPLOYEE is entitled to subscribe under Cobra as a result of such termination; and (iv) transfer without charge to EMPLOYEE of the entire interest, if any, which EMPLOYEE does not own on the date of such termination in the life insurance policy on EMPLOYEE'S life provided for in Section 4.7.

Section 7.0 - Stock Bonus Plan

          7.1  Stock Purchase Agreement.

               7.1.1 Upon execution of this Agreement, EMPLOYER shall issue and sell one thousand eight hundred eighty eight (1188) shares of its common stock, representing twenty percent (20%) of EMPLOYER'S outstanding shares after issuance, to EMPLOYEE for the sum of $20,000, payable in immediately available funds.

          7.2  Restricted Stock Option.

               7.2.1 EMPLOYER hereby grants EMPLOYEE the option to purchase additional shares of its common stock, exercisable on and after each anniversary date of this Agreement and any extensions thereof (each such anniversary date being hereinafter referred to as "Exercise Date"), at a price equal to 75% of its fair market value on the Exercise Date ("Option").

               7.2.2 The number of shares subject to the Option on each Exercise Date shall be determined by dividing 40% of EMPLOYEE'S Regular Compensation on the applicable Exercise Date by the exercise price. For example, if EMPLOYEE'S Regular Compensation is $100,000 per annum on the first anniversary date of this Agreement (i.e., the first Exercise Date), the number of shares subject to the Option vesting on such anniversary date would determined by dividing 40,000 (40% of $100,000) by the then fair market per share value of EMPLOYER'S shares. If the fair market value is $1.00 per share, the maximum number of shares subject to such option would be 40,000 shares.

              7.2.3 The Option shall be exercisable as to the shares optioned on the applicable Exercise Date for a period of ten 10) years following such Exercise Date.

               7.2.4 If EMPLOYEE'S employment by EMPLOYER is terminated for any reason, only that portion of the Option exercisable at the time of such termination of employment may thereafter be exercised by EMPLOYEE or, in the case of termination by EMPLOYER'S death, by EMPLOYEE'S legal representative(s).

               7.2.5 The Option is not intended to be and shall not be treated as an incentive stock option under Section 4.2.2 of the Internal Revenue Code unless this sentence has been manually lined out and its deletion is followed by the signature of a corporate officer of EMPLOYER and EMPLOYEE.

/s/
__________________________
EMPLOYER Officer signature

/s/
__________________________
EMPLOYEE Signature

If the parties elect to treat the option as an incentive stock option under
Section 4.2.2 as herein provided, the Option shall be subject to, and EMPLOYER and EMPLOYEE agree to be bound by, all of the terms and conditions of the EMPLOYER stock option plan to which the Option shall be subject, as the same may be amended from time to time in accordance with the terms thereof, provided no such amendment shall deprive EMPLOYEE of the option or any of his rights hereunder.

               7.2.6 EMPLOYEE may not transfer the Option except by will or the laws of descent and distribution. The Option shall not be otherwise transferred, assigned, pledged, hypothecated or disposed of in any way, whether by operation of law or otherwise, and shall be exercisable during EMPLOYEE'S lifetime only by EMPLOYEE or his guardian or legal representative.

          7.3  Piggyback Registration and Preemptive Rights.

               7.3.1 For purposes of this Section 7.3 the following terms shall have the following meanings:

                    7.3.1.1 "Shares" shall mean those shares of common stock of EMPLOYER acquired by EMPLOYEE pursuant to the option or otherwise.

                    7.3.1.2 "Holder" shall mean any person or entity holding Shares, including EMPLOYEE.

                    7.3.1.3 "Registration Expenses" shall mean all expenses, except Selling Expenses as defined below, incurred by the EMPLOYER in complying with Section 7.3.2 hereof, including, without limitation, all registration, qualification and filing fees, printing expenses, escrow fees, fees and disbursements of counsel for the EMPLOYER, blue sky fees and expenses, the expense of any special audits incident to or required by any such registration (but excluding the compensation of regular employees of the EMPLOYER which shall be paid in any event by EMPLOYER) and the reasonable fees and disbursements of one counsel for all Holders.

                     7.3.1.4 "Selling Expenses" shall mean all underwriting discounts, selling commissions and stock transfer taxes applicable to the securities registered by the Holders and, except as set forth in the definition of Registration Expenses, all reasonable fees and disbursements of counsel for any Holder.

              7.3.2 If the EMPLOYER shall determine to register any of its securities, whether pursuant to an underwriting or not, either for its own account or the account of a security holder or holders, other than a registration relating solely to employee benefit plans, EMPLOYER will (i) promptly give to each Holder written notice thereof; and (ii) include in such initial registration only (and any related qualification under blue sky laws or other compliance), and in any underwriting involved wherein, all the Shares of each Holder specified in a written request or requests, made within 20 days after receipt of such written notice from the EMPLOYER, by any Holder.

              7.3.3 If the registration of which EMPLOYER gives notice is for a registered public offering involving an underwriting, EMPLOYER shall so advise the Holders in writing. In such event, the right of any Holder to registration pursuant to Section 7.3.2 shall be conditioned upon such Holder's participation in such underwriting and the inclusion of such Holder's Shares in the underwriting to the extent provided herein. All Holders proposing to distribute their Shares through such underwriting shall (together with the EMPLOYER and any other shareholders distributing their securities through such underwriting) enter into an underwriting agreement in customary form with the managing underwriter selected for such underwriting by the EMPLOYER. Notwithstanding any other provision of this Section 7.3.3 if the managing underwriter in good faith determines that marketing factors require a limitation of the number of shares to be underwritten, the managing underwriter may limit the Shares to be included in such registration, but only in proportion to the limits imposed on the number of other issued and outstanding shares to be included in the registration. EMPLOYER shall so advise all Holders and the number of Shares that may be included in the registration and underwriting shall be allocated among all Holders in proportion, as nearly as practicable, to the respective amounts of Shares held by such holders at the time of filing the registration statement. To facilitate the allocation of shares in accordance with the above provisions, EMPLOYER may round the number of shares allocated to any Holder or other shareholder to the nearest 100 shares. If any Holder disapproves of the terms of any such underwriting, he may elect to withdraw therefrom by written notice to EMPLOYER and the managing underwriter. Any Shares excluded or withdrawn from such underwriting shall be withdrawn from such registration and shall not be transferred in a public distribution prior to 90 days after the effective date of the registration statement relating thereto, or such other shorter period of time as the underwriters may require.

               7.3.4   All Registration Expenses incurred in connection with
(i) a registration pursuant to Section 7.3.2 shall be borne by the EMPLOYER. Unless otherwise stated, all Selling Expenses relating to Shares registered on behalf of the Holders shall be borne by the Holders of such securities pro rata on the basis of the number of Shares so registered.

               7.3.5 In the case of a registration, qualification or compliance effected by the EMPLOYER pursuant to Section 7.3.2. EMPLOYER will keep each Holder advised in writing as to the initiation of each registration, qualification and compliance and as to the completion thereof.

         7. 4

               7.4.1 EMPLOYEE shall have full preemptive or preferential rights, as defined by law, to subscribe for or purchase his proportional part of any shares that may be issued at any time by EMPLOYER, EMPLOYER'S articles of incorporation shall be amended to include such preemptive and preferential rights, EMPLOYER shall notify EMPLOYEE in writing at least sixty (60) days prior to any issuance of EMPLOYER'S shares, Such notice shall be accompanied by the subscription agreement, if any, and shall specify the date of the contemplated issuance, the identity of the subscriber(s) for the shares, total number of shares to be issued to such subscribers, the price per share and the total number of shares of such issuance EMPLOYEE is entitled to purchase pursuant to EMPLOYER'S preemptive and preferrential rights. At any time prior to the date of issuance specified in the notice, EMPLOYEE may purchase all or any portion of the shares EMPLOYEE is entitled to purchase by delivering to EMPLOYER the subscription agreement, if any, signed by EMPLOYEE and the consideration specified in the notice.

               7.4.2 If the outstanding shares of the class then subject to the Option are increased or decreased, or are changed into or exchanged for a different number or kind of shares or securities, as a result of one or more reorganizations, recapitalizations, stock splits, reverse stock splits, stock dividends or the like, appropriate adjustments shall be made in the number and/or kind of shares or securities for which the unexercised portions of the Option may thereafter be exercised, all without any change in the aggregate exercise price applicable to the unexercised portions of the Option, but with a corresponding adjustment in the exercise price per share or other unit. No fractional share of stock shall be issued under the Option or in connection with any such adjustment.

               7.4.3 EMPLOYER shall not, by amendment to its articles of incorporation or through any reorganization, sale of assets, consolidation, merger, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of the option, but will at all times in good faith assist in the carrying out of all such terms. Without limiting the generality of the foregoing, EMPLOYER will not (i) issue any capital stock of any class which is preferred as to dividends or as to the distribution of assets upon voluntary or involuntary dissolution or (ii) transfer all or substantially all of its properties and assets to any other person (corporate or otherwise), or consolidate with or merge into any other person or permit any such person to consolidate with or merge into EMPLOYER (if EMPLOYER is not the surviving person) unless such other person shall expressly assume in writing and will be bound by all the terms of the option.

          7.5  Treatment of Shares upon Acquisition of EMPLOYER.

               7.5.1 If EMPLOYER is acquired by a publicly-traded company, EMPLOYEE shall have the continuing right to exchange his Shares (including those held by him as of the acquisition and any issued in the future under the option) for registered stock of the acquiring company having an equivalent market value on the date of the exchange.

              7.5.2 Subject to the provisions of paragraph 7.3 if any current or future parent of EMPLOYER shall determine to register any of its securities, whether pursuant to an underwriting or not, either for its own account or the account of a security holder or holders, other than a registration relating solely to employee benefit plans, EMPLOYEE shall have the right to participate in such registration through an exchange of his shares (on an equivalent market value basis) for registrable shares in such parent.

     8.0  General Provisions

          8.1 Notices. Notices and other communications among the parties shall be in writing and shall be delivered personally or sent by air courier or first class certified or registered mail, return receipt requested and postage prepaid, addressed as follows:

If to EMPLOYEE:
Mr. Dominick Savo
12021 Pradera Road
Camarillo, California 93012

If to EMPLOYER:

Assembly and Manufacturing Systems, Inc.
2222 Shasta Way,
Simi Valley, California 93065
Attention:     Mr. Lee Brukman
               Chairman

All notices and other communications given to any party in accordance with the provisions of this Agreement shall be deemed to have been given on the date of delivery if personally delivered; on the business day after the date when sent if sent by air courier; and on the third business day after the date when sent if sent by mail, in each case addressed to such party as provided in this
Section 8.1 or in accordance with the latest unrevoked direction from such party.

          8.2 Binding Agreement; Benefit. The provisions of this Agreement will be binding upon, and will inure to the benefit of, the respective heirs, representatives, assigns and successors of the parties.

          8.3 Governing Laws This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of California, USA.

          8.4 Waiver of Breach. The waiver by any party of a breach of any provision of this Agreement by any other party(s) must be in writing and shall not operate or be construed as a waiver of any subsequent breach by such other party(s).

          8.5 Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

          8.6 EMPLOYEE Liability to EMPLOYER. EMPLOYEE shall not be liable to EMPLOYER for any action taken or omitted to be taken by him except in the case of his own failure to exercise the care, skill, prudence prevailing that skill, prudence and diligence under the circumstances then prevailing that a prudent man acting in a like capacity and familiar with such matters would use in the conduct of a company with similar purposes.

          8.7 Indemnification of EMPLOYEE, To the extent not expressly prohibited by applicable law, and regardless of whether or not EMPLOYEE succeeds on the merits of any litigation, EMPLOYER, jointly and severally, shall defend, EMPLOYEE from any and all costs, indemnify and hold harmless expenses, damages, claims, liabilities and judgments (including the reasonable costs of the defense of any claim or action and any sums which may be paid with the consent of EMPLOYER in settlement thereof) which may be incurred by or awarded against EMPLOYEE, by reason of any action taken or omitted to be taken on behalf of EMPLOYER or in furtherance of its interest. EMPLOYEE shall not be entitled to claim any indemnity or reimbursement under this Section 8.7 to the extent the same is in respect of any cost, expense, damage or claim that may be incurred by EMPLOYEE which results from the failure of EMPLOYEE to act in accordance with the provisions of this Agreement and the "prudent man" standard of care set forth in Section 8.6. To the extent permitted by applicable law, EMPLOYER shall make prompt payment of litigation expenses at the request of EMPLOYEE in advance of payment of indemnification. In defending any appeal by EMPLOYEE of a determination that EMPLOYEE has not met the requisite standard of conduct required for indemnification under this Section 8.8. EMPLOYER shall be required to prove under applicable standards of proof that EMPLOYEE has not met such standard of conduct in order to prevail,

          8.8 Assignment. This Agreement is personal in its nature and no party shall, without the consent of all the others, assign or transfer this Agreement or any rights or obligations hereunder; provided, however, that the provisions hereof shall inure to the benefit of, and be binding upon (i) each successor of any of the corporate parties, whether by merger, consolidation, transfer of all or substantially all assets, or otherwise and (ii) the heirs and legal representatives of EMPLOYEE.

          8.9 Section Headings and Cross-References. The section headings contained in this Agreement are for convenience only and will not be construed as part of this Agreement. Cross-references to section numbers in this Agreement shall be construed to refer only to the sections of this Agreement and not to the sections of any exhibit incorporated into or referred to herein, unless expressly indicated otherwise,

          8.10 Amendments. No amendments or additions to this Agreement shall be binding unless reduced to writing and signed by all the parties, except as otherwise may be specifically provided herein.

         9.0 Covenant Not To Compete During the term hereof, EMPLOYEE shall not compete, directly or indirectly, with EMPLOYER, or interfere with, solicit, disrupt or attempt to disrupt the relationship, contractual or otherwise, between the EMPLOYER and any customer, client, supplier, consultant or employee of the EMPLOYER. An activity competitive with an activity engaged in by EMPLOYER shall include becoming an employee, officer, consultant or director of, or being an investor in, lender to, or owner of, an entity or person engaged in the business then engaged in by the EMPLOYER.

          10.0 Confidential Information. EMPLOYEE recognizes and acknowledges that EMPLOYER'S trade secrets and proprietary information and processes, as they may exist from time to time, are valuable, special and unique assets of EMPLOYER's business, access to and knowledge of which are essential to the performance of EMPLOYEE's duties hereunder. EMPLOYEE will not, in whole or in part, disclose such secrets, information or processes to any persons
(legal or natural), firm, corporation, association or other entity for any reasons or purpose whatsoever, nor shall EMPLOYEE make use of any such property for his own purposes or for the benefit of any person, firm, corporation or other entity (except the EMPLOYER) under any circumstances, provided that these restrictions shall not apply to such secrets, information and processes which are then in the public domain (provided that EMPLOYEE was not responsible, directly or indirectly, for such secrets, information or processes entering the public domain without EMPLOYER's consent), EMPLOYEE agrees to hold as EMPLOYER'S property, all memoranda, books, papers, letters, formulas and other data, and all copies thereof and therefrom, in any way relating to EMPLOYER's business and affairs, whether made by him or otherwise coming into his possession, and on termination or expiration of his employment to deliver all of the same (including all copies) to the EMPLOYER.

IN WITNESS WHEREOF the parties hereto have entered into and made effective this Agreement as of the day and year first above written,

                  " EMPLOYER"

                  ASSEMBLY  AND MANUFACTURING SYSTEMS, INC.

                       /s/Lee Brukman
                  By: __________________

                  Its:____________________

                  "EMPLOYEE"

                       /s/
                  ----------------------------------
                  DOMINICK SAVO


                                Exhibit 4.25